EXHIBIT 10.8

PROMISSORY NOTE

Dated: May 7, 2004	Amount: $1,500,000.00

          NEOSE TECHNOLOGIES, INC. (hereinafter “Debtor”) hereby promises to pay to the order of Liberty Property Limited Partnership (hereinafter “Creditor”) the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) with interest accruing on the outstanding balance of such indebtedness at the rate of thirteen percent (13%) per year, by making forty-eight (48) equal blended payments of interest and principal, monthly, on the first day of each calendar month, commencing July 1, 2004, and ending June 1, 2008, of $40,241.24 each, under and subject to the following terms, provisions and conditions:

          1.     If the date hereof is other than May 1, 2004, in addition to the forty-eight (48) equal blended payments of interest and principal provided for above, on the date hereof Debtor shall pay to creditor prepaid interest at the aforesaid interest rate for the time period beginning on the date hereof and ending on May 31, 2004.

          2.     All previously unpaid principal, interest and other sums due hereunder will be due and payable in full on June 1, 2008.

          3.     A late charge of five percent (5%) shall automatically become due on any amount due hereunder which is not paid on or before five (5) days after it is first due.

          4.     If Debtor fails to perform any of its obligations hereunder and such failure is not completely cured within five (5) days after Debtor receives a written notice thereof a “Default” hereunder shall exist, and, thereafter, Creditor shall be entitled to:

                  a.     accelerate the full amount of the indebtedness and declare such to be immediately due and payable; and

                  b.     commence the accrual of interest on the outstanding principal balance at the default rate of seventeen percent (17%) per year.

          5.     Debtor, as the tenant therein, and Creditor, as the landlord therein, are the parties to a certain Agreement of Lease (the “Lease”) dated February 15, 2002, relating to Premises known and identified as 102 Rock Road, Horsham Township, Montgomery County, Pennsylvania (the “Premises”).  Landlord, at Landlord’s sole option, may elect to treat any Default under this Note as a default under the Lease, and may elect to treat any default under the Lease as a Default under this Note, except that, for the purposes of this paragraph, a default shall not be deemed to have occurred under the Lease unless and until Debtor (as the Tenant under the Lease) has received such notice of the default as may be required pursuant to the provisions of the Lease and the applicable grace period pursuant to the Lease, if any, shall have expired without such default having been completed cured.  If a Default occurs under this Note that Landlord elects to treat as a default under the Lease, Landlord shall not be obligated to give a separate notice to Tenant under the Lease on account of such default, notwithstanding any provision of the Lease to the contrary.  If a default occurs under the Lease that Landlord elects to treat as a Default under this Note, Landlord shall not be obligated to give a separate notice to Debtor under this Note on account of such Default, notwithstanding any provision of this Note to the contrary.

          6.     Debtor acknowledges that Landlord has fully disbursed the initial principal amount of $1,500,000.00 to Debtor and that Debtor is obligated to use such funds to pay for the costs of installing improvements to the Premises.

          7.     IN THE EVENT OF DEFAULT BY DEBTOR IN THE PAYMENT OF ANY OF ITS OBLIGATIONS HEREUNDER, TENANT HEREBY AUTHORIZES ANY ATTORNEY OF ANY COURT OF RECORD IN AND FOR THE COMMONWEALTH OF PENNSYLVANIA TO APPEAR FOR DEBTOR AND TO CONFESS JUDGMENT AGAINST DEBTOR AND IN FAVOR OF CREDITOR IN THE FULL AMOUNT OF ALL SUMS DUE HEREUNDER, TOGETHER WITH COSTS OF SUIT AND AN ATTORNEY’S COLLECTION COMMISSION IN THE AMOUNT OF THE GREATER OF TEN PERCENT (10%) OF ALL SUCH SUMS OR $25,000.00, FOR WHICH THIS PROMISSORY NOTE OR A TRUE AND CORRECT COPY HEREOF SHALL BE SUFFICIENT WARRANT AND AUTHORITY.  DEBTOR WAIVES ANY PROCEDURAL ERRORS IN CONNECTION WITH THE ENTRY OF ANY SUCH JUDGMENT OR THE ISSUANCE OF ANY ONE OR MORE WRITS OF EXECUTION OF GARNISHMENT THEREON.

          DEBTOR UNDERSTANDS THAT THE FOREGOING PERMITS CREDITOR TO ENTER A JUDGMENT AGAINST DEBTOR WITHOUT PRIOR NOTICE OR HEARING.  ONCE SUCH A JUDGMENT HAS BEEN ENTERED AGAINST DEBTOR, ONE OR MORE WRITS OF EXECUTION OR WRITS OF GARNISHMENT MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO DEBTOR AND WITHOUT A HEARING, AND, PURSUANT TO SUCH WRITS, CREDITOR MAY CAUSE THE SHERIFF OF THE COUNTY IN WHICH ANY PROPERTY OF DEBTOR IS LOCATED TO SEIZE DEBTOR’S PROPERTY BY LEVY OR ATTACHMENT.  IF THE JUDGMENT AGAINST DEBTOR REMAINS UNPAID AFTER SUCH LEVY OR ATTACHMENT, CREDITOR CAN CAUSE SUCH PROPERTY TO BE SOLD BY THE SHERIFF EXECUTING THE WRITS, OR, IF SUCH PROPERTY CONSISTS OF A DEBT OWED TO DEBTOR BY ANOTHER ENTITY, CREDITOR CAN CAUSE SUCH DEBT TO BE PAID DIRECTLY TO CREDITOR IN AN AMOUNT UP TO BUT NOT TO EXCEED THE AMOUNT OF THE JUDGMENT OBTAINED BY CREDITOR AGAINST DEBTOR, PLUS THE COSTS OF THE EXECUTION.

          DEBTOR KNOWINGLY AND EXPRESSLY WAIVES ANY RIGHT WHICH DEBTOR MAY HAVE TO NOTICE AND TO HEARING PRIOR TO A

LEVY UPON OR ATTACHMENT OF DEBTOR’S PROPERTY, OR THEREAFTER.

          IN WITNESS WHEREOF, Debtor, intending to be legally bound hereby, have caused this Promissory Note to be duly signed the day and year first above written.

NEOSE TECHNOLOGIES, INC., a Delaware corporation

	By:	/s/ C. BOYD CLARKE

[SEAL]		Name: C. Boyd Clarke Title: President & CEO

3